Exhibit 99.1

Transcat Closes New 5-Year $150 Million Syndicated Secured Credit Facility with M&T Bank

Increased Credit Capacity Provides Capital Resources to Execute on Acquisition and Growth Strategies

Nearly Doubles Access to Available Capital and Provides Greater Financial Flexibility

ROCHESTER, NY – July 29, 2025 – Transcat, Inc. (Nasdaq: TRNS) (“Transcat” or the “Company”), a leader in test measurement, control and calibration, today announced the successful closing of a new 5-year $150 million secured credit facility with a syndicate led by Manufacturers and Traders Trust Company (“M&T”), a leading superregional bank known for its commitment to fostering economic growth, and includes additional lenders Wells Fargo Bank, N.A. (“Wells Fargo”) and Bank of America, N.A. (“Bank of America”), replacing the existing $80 million credit facility with M&T which has been terminated.

The new credit facility includes a $150 million revolving credit facility (“Credit Facility”). Borrowing options under the Credit Facility include a revolving loan option, a swingline loan option, and letters of credit, each of which is provided on a committed basis, and now permits a temporary increase to the leverage ratio covenant in the event of a material permitted acquisition. Any Base Rate Loan or Swingline Loan under the Credit Facility will bear interest at the Base Rate plus the Applicable Margin. Any SOFR Loan will bear interest at the daily simple SOFR rate plus the Applicable Margin. Borrowings under the credit facility may be used to refinance the replaced facility, for permitted acquisitions, and to provide for working capital and general corporate purposes.

“M&T has been a long-term and reliable financing partner to help increase our borrowing power and access to capital, and we are very pleased to now have two additional top-tier lenders, Wells Fargo and Bank of America, take part in this credit facility,” said Tom Barbato, CFO of Transcat. “This facility has been used to repay our existing credit facility with M&T, and along with our existing free cash flow, is intended to help meet our anticipated capital resources needs to fund future strategic acquisitions and support other internal initiatives, all focused on meeting the demands of our aggressive growth trajectory for the foreseeable future.

“The level of interest from the various banks was a testament to Transcat’s long-term, proven track record of growth and enhanced profitability. The terms and options of the new facility provide greater financial flexibility to invest in internal initiatives and support our next phase of planned business acquisitions. This marks another important milestone for our company as we continue to deliver on our strategic growth objectives and strive to create sustainable, long-term value for our shareholders. We appreciate the strong support and confidence provided by M&T, Wells Fargo, and Bank of America,” concluded Barbato.

Steve Epping, M&T Bank Rochester Regional President and Executive Vice President for Commercial Banking, added, “M&T Bank is proud to support Transcat as they pursue accelerated growth, expand their reach and continue to meet urgent industry needs for mission-critical, accredited calibration services and equipment. We are honored to serve as a trusted partner and contribute to this next chapter of Transcat’s journey.”

M&T and Wells Fargo are joint lead arrangers and joint bookrunners.

About M&T Bank

M&T Bank Corporation is a financial holding company headquartered in Buffalo, New York. M&T's principal banking subsidiary, M&T Bank, provides banking products and services in 12 states across the eastern U.S. from Maine to Virginia and Washington, D.C. Trust-related services are provided in select markets in the U.S. and abroad by M&T's Wilmington Trust-affiliated companies and by M&T Bank. For more information on M&T Bank, visit www.mtb.com.

About Transcat

Transcat, Inc. is a leading provider of accredited calibration, reliability, maintenance optimization, quality and compliance, validation, Computerized Maintenance Management System (CMMS), and pipette services. The Company is focused on providing best-in-class services and products to highly regulated industries, particularly the Life Science industry, which includes pharmaceutical, biotechnology, medical device, and other FDA-regulated businesses, as well as aerospace and defense, and energy and utilities. Transcat provides periodic on-site services, mobile calibration services, pickup and delivery, in-house services at its 33 Calibration Service Centers strategically located across the United States, Puerto Rico, Canada, and Ireland. Inclusive of customer embedded locations and other field offices, we operate out of more than 50 locations. The breadth and depth of measurement parameters addressed by Transcat’s ISO/IEC 17025 scopes of accreditation are believed to be the best in the industry.

Transcat also operates as a leading value-added distributor that markets, sells, and rents new and used national and proprietary brand instruments to customers primarily in North America. The Company believes its combined Service and Distribution segment offerings, experience, technical expertise, and integrity creates a unique and compelling value proposition for its customers.

Transcat’s strategy is to leverage its strong brand and unique value proposition that includes its comprehensive instrument service capabilities, enterprise asset management, and leading distribution platform to drive organic sales growth. The Company will also look to expand its addressable calibration market through acquisitions and capability investments to further realize the inherent leverage of its business model. More information about Transcat can be found at: Transcat.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact and thus are subject to risks, uncertainties and assumptions. Forward-looking statements relate to expectations, estimates, beliefs, assumptions and predictions of future events and are identified by words such as “anticipates,” “believes,” “expects,” “focus,” “intends,” “may,” “plan,” “objective,” “outlook,” “potential,” “strategy,” “strive,” “will,” and other similar words. All statements addressing operating performance, events or developments that Transcat expects or anticipates will occur in the future, including but not limited to statements relating to anticipated revenue, profit margins, sales operations, capital expenditures and capital resource needs, cash flows, operating income, growth strategy, potential acquisitions, market position, outlook and changes in market conditions in the industries in which Transcat operates are forward-looking statements. Forward-looking statements should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include those more fully described in Transcat’s Annual Report and Quarterly Reports filed with the Securities and Exchange Commission, including under the heading entitled “Risk Factors.” Should one or more of these risks or uncertainties materialize or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements, which speak only as of the date they are made. Except as required by law, the Company disclaims any obligation to update, correct or publicly announce any revisions to any of the forward-looking statements contained in this news release, whether as the result of new information, future events or otherwise.

Investor Relations
Chris Tyson
Executive Vice President
MZ Group - MZ North America
949-491-8235
TRNS@mzgroup.us
www.mzgroup.us